Exhibit 10.1

Ferrochrome Recovery from Slag Agreement

SCR11943

Between

SAMANCOR CHROME LIMITED

(Registration Number 1926/008883/06)

and

EESTECH INC. LIMITED

(Registration Number 6341030)

[Certain information indicated with [* * *] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.]

Table of Contents

1	Definitions and interpretations	4
2	Structure and Precedence	9
3	SAMANCOR Responsibilities	9
4	Responsibilities, Representations and Warranties of EESTECH	10
5	Representations, undertakings and warranties of SAMANCOR	14
6	Early Termination	16
7	Product Specification	16
8	Determination of Product Mass	16
9	Delivery and Risk	17
10	Fees and Invoicing	18
11	Unsold Reclaimed Sand	18
12	Mutual Cooperation and Good Faith	19
13	Confidentiality and Non-Circumvention	19
14	Independent Contracting Parties	20
15	Breach	20
16	Non-Economic Circumstance and Disruption to Workings	21
17	Term and Termination	22
18.	Consequences of Termination	23
19.	Environmental Liability	24
20.	Governmental and/or Regulatory Authorities Penalties and Fines	24
21.	Limitation of Liability	25
22.	Business Conduct	25
23.	Governing Law and Dispute Resolution	26
24	Rehabilitation Liability	27
25	Costs	27
26	Parties' Representatives	27
27	Domicilium and Notices	28
28	Assignment.	29
29	Entire Agreement	29
30	Miscellaneous	29
31	Signature Page	31

SCHEDULES

1.	DESIGNATED SLAG RESOURCE STOCKPILES AND VOLUMES

2.	PRICING OF RECLAIMED FeCr SOLD TO SAMANCOR

3.	LEASE AGREEMENT FOR PROJECT SITE

4.	NDA AGREEMENT

5.	PRODUCT SPECIFICATION DETAILS

6.	MASTER TERMS AND CONDITIONS

2

Ferrochrome Slag Recovery Agreement

Parties

1.	SAMANCOR CHROME LIMITED, a South African registered company having its head office located at 1st Floor, Block B, Cullinan Place, Cullinan Close, Morningside, Sandton, South Africa, 2196.

(SAMANCOR)

2.	EESTECH INC. LIMITED, a company duly incorporated under the Laws of New Zealand with certified registration number 6341030.

(EESTECH)

Collectively referred to herein as the Parties or individually as a Party.

Background

A.	SAMANCOR is the second largest ferrochrome producer in the world, and owns a significant tonnage of ferrochrome slag located at various sites.

B.	EESTECH is a provider of proprietary recycling and reclamation technologies and services for the management of mine site discard and industrial process waste.

C.	EESTECH can provide Waste Recycling and Reclamation Facilities to be installed, commissioned, operated and maintained by EESTECH for the recycling of ferrochrome slag dumps located at SAMANCOR Ferrochrome smelting operations in order to produce Ferrochrome, Reclaimed Sand and other sand based products.

D.	This Agreement sets out the terms and conditions on which EESTECH will undertake the recycling and reclamation of saleable material from the ferrochrome slag and other discard produced by SAMANCOR.

Operative Provisions

1	Definitions and interpretations

1.1	Definitions

In this document, the following definitions apply:

1.1.1	Affiliate means with respect to each of the Parties, any corporation, partnership or other enterprise directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Party. For this purpose, "control" refers to the existence of either (a) ownership of more than fifty percent (50%) of the voting shares or equivalent, or (b) actual ability to direct the business affairs of the enterprise controlled, and includes cases where the control exists through one or more intermediary enterprises or entities;

1.1.2	Agreement means this agreement, including any schedules;

1.1.3	Business Days means Mondays to Fridays from 07h00 to 17h00, public holidays excluded;

1.1.4	Calendar Year means the year beginning on January 01 and ending on December 31;

1.1.5	Confidential Information means information in whatever form (including without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) relating to inter alia, the mine site waste reclamation processes, technologies, business affairs, products of SAMANCOR and EESTECH, and without limitation includes:

1.1.5.1	proposals, tenders and/or agreements with any entity or person in relation to the Workings, or the fact that the Parties are carrying on the Workings;

1.1.5.2	business plans, financial, budgetary and similar information concerning, relating to, or in any way involving the Workings and all research, reports, surveys, data, reviews, books and records, including technical drawings, manuals and correspondence relating to the Workings, Designated Slag Resource, and Project Site; and

1.1.5.3	any other documents, information and intellectual property of either Party, respectively treated by them as confidential, including all present and future trade and business secrets, the existence of this Agreement and the fact as to whether or not it has been entered into, any documents or information generated in relation to the matters referred to in this Agreement (including material provided before the Signature Date) or otherwise relating to the business affairs and business methods of the Parties, any advice, training programs, techniques, data, formula, process diagrams and other proprietary information and know-how, records, customer lists, equipment suppliers, marketing material, concepts, ideas, specifications, visual representations, plans and drawings, reports, consents, applications, methods, processes and components that may be regarded as a form of intellectual property, regardless of whether the right giving rise to intellectual property is registered or unregistered and includes intellectual property to the extent that information is not in the public domain;

1.1.6	Cr means the chrome metal content as a percentage of the Designated Slag Resource, Reclaimed FeCr and Reclaimed FeCr Fines;

1.1.7	Decommissioning Work means the dismantling and removal of the Slag Recycling and Reclamation Facility and any other plant, equipment, materials or other tangible structures or objects which EESTECH or its Workings Operator has erected or placed or procured to be placed at the Project Site;

1.1.8	Designated Slag Resource means the stockpile(s) of ferrochrome slag and other discard owned by SAMANCOR as set out in Schedule 1 which EESTECH has been granted the exclusive right to process through the Slag Recycling and Reclamation Facility and sell the processed products resulting therefrom pursuant to this Agreement;

1.1.9	Environmental Laws means all laws, common and statutory, including but not limited to, the National Water Act, No. 36 of 1998, the National Environmental Management Act, No. 107 of 1998, the Environment Conservation Act, No. 73 of 1989, statutory instruments, provincial ordinances and legislation, local government by-laws relating to the environment; regulations, orders, demands, judgements of any court, administrative or regulatory authority, national government, provincial government, local government or any other body with responsibility for the protection of the environment;

1.1.10	FeCr means ferrochrome;

1.1.11	Initial Period means a period of 1 (one) Calendar Year commencing from the date all necessary regulatory permit approvals are granted by the relevant authorities for the establishment of the Slag Recycling and Reclamation Facility at the Project Site, and power and water to construct, install, commission and operate the Slag Recycling and Reclamation Facility becomes available at the Project Site, within which period, EESTECH shall construct, install and commission at minimum the first stage of the two stage Slag Recycling and Reclamation Facility at the Project Site;

1.1.12	Law (s) means all the laws of South Africa, including Environmental Laws and any law of general application and includes the common law and any statute, constitution, decree, treaty, regulation, directive, ordinance, by-law, standard or any other enactment of legislative measure of government (including local and provincial government) statutory or regulatory body which has the force of law in the Republic of South Africa;

1.1.13	Lease Agreement means the lease agreement that will permit the establishment of the Slag Recycling and Reclamation Facility at the Project Site which will be instigated once detailed engineering and design of the Workings has been completed, a copy of which is attached hereto as Schedule 3;

1.1.14	Master Terms and Conditions means SAMANCOR's Master Terms and Conditions for the Supply of Goods and Services as agreed between the Parties and attached hereto as Schedule 6;

1.1.15	Material Breach means a breach by either Party hereto as defined in clause 15.2 to this Agreement, in particular and without limitation, clauses 4.7, 4.9 and 11.2 hereto and paragraph 2 of Schedule 5 hereto;

1.1.16	Operating Guidelines means the operating guidelines to be agreed on by the Parties in terms of clause 4.10.10 herein;

1.1.17	Primary Recovery Processing means water jigging and spiralling undertaken by SAMANCOR of such type or as currently deployed at the Ferrometals smelting facility as of the Signature Date;

1.1.18	Project Site means the area of land and/or working area and/or specified property to be provided by SAMANCOR to EESTECH within which EESTECH will conduct the Slag Recycling and Reclamation Workings. The area of land and/or working area and/or specified property shall be provided to EESTECH as set out in the Lease Agreement;

1.1.19	Purchase Order means the purchase order to be issued by SAMANCOR to EESTECH on a monthly basis for the duration of the Agreement setting out the quantities of Reclaimed FeCr carried over SAMANCOR's weighbridge in line with the provisions of this Agreement;

1.1.20	Quarter means a period of three consecutive months starting on one of January 01, April 01, July 01 or October 01 respectively;

1.1.21	Rehabilitation means the process that attempts to restore Project Site back to the state it was in prior to the construction commencement of the Slag Recycling and Reclamation Facility;

1.1.22	Reclaimed FeCr means the ferrochrome metal reclaimed by the Slag Recycling and Reclamation Process and beneficiated by EESTECH to meet the specifications detailed in Schedule 5 of this Agreement;

1.1.23	Rehabilitation Trust Account means the trust account to be established pursuant to clause 24 hereof, which trust account is to be established in order to better secure to SAMANCOR the performance by EESTECH of its obligations hereunder in respect of the removal from the project site the Reclaimed Sands stockpiled once this Agreement is terminated;

1.1.24	Reclaimed FeCr Fines means FeCr reclaimed in the first stage of the two stage Slag Recycling and Reclamation Process where the Designated Slag Resource has been only partly processed and has not been beneficiated to meet the specifications required of the Reclaimed FeCr;

1.1.25	Reclaimed Sand means the balance of material after Reclaimed FeCr and/or Reclaimed FeCr Fines separation which has been processed and cleaned by the Slag Recycling and Reclamation Facility in the manner contemplated by this Agreement and designated by EESTECH as commercially saleable material;

1.1.26	Signature Date means the date of signature of this Agreement by the Party signing last;

1.1.27	Spot Selling Price means 10% (ten percent) less than the previous calendar month's listed CRU (CRU International Ltd) China High Carbon 49% (forty nine percent) to 70% (seventy percent) Chrome imports monthly average listed price as published by CRU with pricing fixed and firm on a Cost, Insurance and Freight (CIF) basis and published in United States Dollars and cents per pound Chrome units (USDc/lb Cr);

1.1.28	Slag Recycling and Reclamation Facility, Process or Facility, means a two stage EESTECH recycling and reclamation process facility that is to be designed, constructed, installed, commissioned and operated at the Project Site for the purpose of processing the Designated Slag Resource hereunder, which facility shall incorporate and utilise the Slag Recycling and Reclamation Technologies and in respect of which EESTECH is permitted to nominate a Workings Operator;

1.1.29	Slag Recycling and Reclamation Technologies means the recycling and reclamation process technologies and services provided by EESTECH, which technologies incorporate the fragmentation, separation, purification, beneficiation and agglomeration of the Designated Slag Resource, resulting in the production of materials suitable for commercial use and sale;

1.1.30	Stage 1 has the meaning set out in clause 4.3;

1.1.31	Stage 2 has the meaning set out in clause 4.4;

1.1.32	Term means the term of this Agreement as set out in clause 17 herein;

1.1.33	Termination Date means the date upon which this Agreement is terminated as provided in clause 17 herein;

1.1.34	Workings or Slag Recycling and Reclamation Workings, means, any or all of (as the context shall require), the design, development, engineering, construction, and commissioning of a Slag Recycling and Reclamation Facility, the processing of the Designated Slag Resource through that Facility and the sale of any reclaimed materials resulting from such processing;

1.1.35	Workings Operator means the person, if any, nominated by EESTECH pursuant to clause 4.5, through which EESTECH will operate and maintain the Slag Recycling and Reclamation Facility and facilitate the processing of the Designated Slag Resource, which entity shall be nominated subject to SAMANCOR prior written approval provided that such approval shall not be unreasonably withheld. The Workings Operator shall comply with all the applicable provisions of clause 6.2 of the Master Terms and Conditions; and

1.1.36	Works Funding means the funding that shall be required to carry out the Workings for the Term of this Agreement.

1.2	Interpretation

In the interpretation of this Agreement, the following provisions apply unless the context otherwise requires:

1.2.1	Headings are inserted for convenience only and do not affect interpretation;

1.2.2	A reference to a business day means a day other than a Saturday, Sunday or day on which banks are not open for business generally in Johannesburg, South Africa;

1.2.3	If the day on which any act, matter or thing is to be done under this Agreement is not a business day, the act, matter or thing must be done on the next business day;

1.2.4	A reference to any Law, legislation or legislative provision includes any statutory modification, amendment or re-enactment, and any subordinate legislation or regulations issued under that legislation or legislative provision;

1.2.5	A reference to any agreement or document is to that agreement or document as amended, novated, supplemented or replaced;

1.2.6	The term "person" and any expression importing a natural person includes any company, trust, partnership, joint venture, association, body, group, body corporate governmental agency or other legal entity;

1.2.7	Where a word or phrase is given a defined meaning, another part of speech or other grammatical form in respect of that word or phrase has a corresponding meaning;

1.2.8	The singular also denotes the plural and the plural also denotes the singular, and a reference to any gender also denotes the other genders;

1.2.9	The reference to the word 'include' or 'including' is to be construed without limitation;

1.2.10	A reference to this Agreement means the agreement recorded in this document; and

1.2.11	Any schedules and attachments form part of this Agreement.

2	Structure and Precedence

2.1	This Agreement expressly incorporates the Master Terms and Conditions but in the event of a conflict between the provisions of the Master Terms and Conditions and the provisions of this Agreement, the provisions of this Agreement shall prevail.

2.2	Unless specifically accepted in writing by the Chief Executive Officer on behalf of SAMANCOR, no addition to or modification of this Agreement shall be binding on SAMANCOR. Where EESTECH'S quotation, order acknowledgement or any other correspondence contains terms and conditions at variance with or in addition to this Agreement, such contrary and/or additional terms and conditions are hereby expressly refused and rejected and neither acceptance by SAMANCOR of the services in terms of this Agreement and/or a Purchase Order nor payment therefor shall constitute a waiver by SAMANCOR of any of the provisions of this Agreement or assent to any other conditions.

3	SAMANCOR Responsibilities

3.1	SAMANCOR shall, on the terms and conditions set out hereinafter:

3.1.1	Give EESTECH access to such a minimum tonnage of Designated Slag Resource, at no cost to EESTECH as more fully described in Schedule 1 of this Agreement;

3.1.2	Allow EESTECH to process, rework and reclaim the Designated Slag Resource and otherwise carry on the Workings at the Project Site so that EESTECH is able to carry on the Workings as contemplated in this Agreement;

3.1.3	Ensure that the Project Site is equipped with electricity and water supply points in line with the provisions of and as set out in the Lease Agreement;

3.1.4	Grant EESTECH the right to stockpile at the Project Site the Reclaimed Sand resulting from the Workings in a manner that is mutually agreed upon by the Parties and as detailed in Schedule 5 of this Agreement; and

3.1.5	Grant EESTECH the right to stockpile at the Project Site the Reclaimed FeCr Fines resulting from Stage 1 of the Slag Recycling and Reclamation Facility Workings.

3.2	SAMANCOR shall purchase from EESTECH, all Reclaimed FeCr that meets the pre-determined specifications as detailed in Schedule 5 of this Agreement, and SAMANCOR shall pay to EESTECH the price for such Reclaimed Ferrochrome as set out in Schedule 2A to this Agreement.

3.3	SAMANCOR agrees, acknowledges and undertakes that the entire right, title, ownership and property in respect of all material processed by EESTECH at the Slag Recycling and Reclamation Facility shall automatically pass to EESTECH upon completion of processing.

SAMANCOR shall have no right, benefit, title, property or interest whatsoever in, to, over or otherwise in respect of this processed material except for its rights set out in clauses 4.6 and 4.7 of this Agreement.

3.4	SAMANCOR shall provide the premises and land for the installation of the Slag Recycling and Reclamation Facility and the conducting of the Workings in accordance with the provisions of the Lease Agreement.

3.5	SAMANCOR shall ensure that it keeps disruption and inconvenience to EESTECH and/or at the Project Site to an absolute minimum, subject to SAMANCOR's site safety and security, SHEQ procedures and the Operating Guidelines. SAMANCOR undertakes to give reasonable notice to EESTECH should it foresee that it may in the conduct of its normal business activities, cause disruption or inconvenience to EESTECH and/or at the Project Site so as to enable EESTECH to take the necessary steps to minimise and/or avoid the effects of any such disruptions or inconvenience to its operations.

4	Responsibilities, Representations and Warranties of EESTECH

EESTECH shall, on the terms and conditions set out hereinafter:

4.1	Submit regulatory permit applications for both Stage 1 and Stage 2 of the Slag Recycling and Reclamation Facility simultaneously or as one application, whichever is deemed appropriate to expedite the regulatory approvals for the construction and commissioning of both Stage 1 and Stage 2 of the Slag Recycling and Reclamation Facility. EESTECH will also apply its best endeavours to obtain the regulatory approvals speedily and without unmerited or intended delay for both Stage 1 and Stage 2.

4.2	Submit to SAMANCOR, prior to the collaborative development of the Operating Guidelines as contemplated in clause, 4.10.110, a Project Site risk assessment setting out all reasonably foreseeable risks, the probability of the identified risks occurring and the processes put in place or to be put in place by EESTECH in order to avoid or mitigate the identified risks.

4.3	Engineer, construct, establish, deploy, commission Stage 1 (fragmentation, separation, purification) of the Slag Recycling and Reclamation Facility at the Project Site within 18 months of receipt of the required regulatory permits to deploy and operate the Stage 1 Process..

4.4	Engineer, construct, establish, deploy and commission Stage 2 (smelting, refining and casting) of the Slag Recycling and Reclamation Facility at the Project Site within 18 (eighteen) months of receipt of the required regulatory permits to deploy and operate the Stage 2 Process..

4.5	Should the need arise and with the prior written consent of SAMANCOR, provided that such consent is not unreasonably withheld, appoint a Workings Operator, who shall be responsible for any or all of the construction, establishment, commissioning, operation, maintenance and decommissioning of the Slag Recycling and Reclamation Facility. EESTECH acknowledges that it shall be responsible for all the actions and/or omissions of such appointed Workings Operator and indemnifies SAMANCOR in respect thereof.

4.6	Sell to SAMANCOR all or such part of the Reclaimed FeCr which meets the pre-determined specifications as set out in Schedule 5 of this Agreement and such purchase shall be in accordance with wholesale pricing detailed in Schedule 2A of this Agreement.

4.7	Sell to SAMANCOR the Reclaimed FeCr that does not meet the pre-determined specifications in Schedule 5 of this Agreement and such purchase shall be in accordance with the pricing terms set out in Schedule 2B. The Parties agree that a breach of the provisions of this clause shall constitute a Material Breach of this Agreement.

4.8	Pay to SAMANCOR a 7.5% (seven and one half percent) royalty on any EESTECH sales of Reclaimed FeCr Fines to third parties post commissioning of Stage 1 Process prior to the commissioning of Stage 2 Process, subject to the provisions of clause 4.9 below.

4.9	Permanently cease the sale of any Reclaimed FeCr fines to third parties on deployment and operation of Stage 2 of the Slag Recycling and Reclamation Facility or after 6 (six) months from commissioning of the Stage 1 Process, which ever event occurs first. The Parties agree that a breach of the provisions of this clause shall constitute a Material Breach of this Agreement

4.10	EESTECH shall also be responsible for:

4.10.1	Securing Works Funding;

4.10.2	Designing, engineering, constructing, establishing, deploying, commissioning, operating and maintaining the Slag Recycling and Reclamation Facility and carrying out the Decommissioning Work;

4.10.3	Compliance with all applicable Laws, in respect of the construction, installation, commissioning and operation of the Slag Recycling and Reclamation Facility;

4.10.4	Compliance with all of SAMANCOR's health and safety policies;

4.10.5	Reimbursing SAMANCOR for all costs (including but not limited to electricity and water consumption) and expenses incurred by it in respect of the Project Site utilities procured for EESTECH under clause 3.1.3 in accordance with the provisions of and as set out in the Lease Agreement within 30 (thirty) calendar days of receipt of an invoice for same with the appropriate supporting documents;

4.10.6	Selling any Reclaimed FeCr Fines produced whilst Stage 2 of the Slag Recycling and Reclamation Facility is awaiting commencement of operation;

4.10.7	Selling of any Reclaimed Sand or products derived from the Reclaimed Sand;

4.10.8	Carrying on the Workings and all matters incidental thereto and in a commercially and environmentally responsible manner;

4.10.9	Providing SAMANCOR with Quarterly projected process volumes and actual process volumes on a monthly basis in respect of the Slag Recycling and Reclamation Facility;

4.10.10	Collaborating with SAMANCOR in the development of and thereafter the adherence to, Operating Guidelines for the Workings. In particular, the Operating Guidelines shall establish policies and procedures that are designed to ensure that the Workings are undertaken in a proper, effective, efficient, environmentally and commercially responsible manner and in compliance with all applicable Laws;

4.10.11	Complying with the agreed Operating Guidelines; and

4.10.12	Obtaining and maintaining all necessary licences, permits and permissions as may be required for the installation, commissioning, operation and maintenance of the Slag Recycling and Reclamation Facility.

4.11	EESTECH warrants that it shall keep any disruption and inconvenience to any other production and/or other service providers at the Project Site to an absolute minimum when carrying out the Workings. Without prejudice to the generality of the foregoing, EESTECH agrees and undertakes that it will:

4.11.	provide SAMANCOR with a proposed monthly operating programme of activities for the Project Site and details of all personnel (whether employed by EESTECH or by its Workings Operator, contractors or agents) for which it requires access passes to the Project Site;

4.11.2	comply with all of SAMANCOR's access, health and security policies and any other applicable rules, regulations and all reasonable requests which SAMANCOR may have or make in relation to access to and or conduct on or about the Project Site;

4.11.3	at all times conduct the Workings at the Project Site in a professional manner and in compliance with all applicable Laws, consents, standards, regulations, best working practices, enactments, orders and other applicable instruments;

4.11.4	at all times comply with all Environmental Laws and standards and any reasonable environmental requirements by SAMANCOR. EESTECH agrees that if a fine or penalty is levied against SAMANCOR as a result of EESTECH's non-compliance with any Environmental Laws and/or standards, such fine and any accompanying remedial action shall be for EESTECH's account;

4.11.5	not access the Project Site or provide and/or permit access to the Project Site or provide to its Workings Operator, contractors, agents, persons, vehicles, machinery and/or other equipment except as authorised by SAMANCOR in advance and in writing provided that such written consent shall not be unreasonably withheld;

4.11.6	not cause any damage to or at the Project Site or injury to any employees, agents and/ or contractors of SAMANCOR. Should it be proved by SAMANCOR that EESTECH caused any damage to or at the Project Site, EESTECH agrees to repair and make good such proven damage at its sole cost and expense. Should EESTECH fail to repair and make good such proved damage within the time periods set out in the letter notifying the damage or if no time period is notified, then within a reasonable time ,SAMANCOR shall be entitled in its sole and absolute discretion to repair and make good any such proved damage with all costs being accountable to EESTECH and EESTECH shall on first written demand, pay to SAMANCOR the cost of any such repairs;

4.11.7	at all times procure that the vehicles, machinery and I or other equipment at the Project Site are fit for their purpose and that its Workings Contractor's (where applicable), employees, contractors and agents comply with all applicable statutory and regulatory requirements, including, without limitation, the Environmental Laws;

4.11.8	at all times comply with all applicable Laws, enactments, orders, regulations and other instruments relating to the packing, packaging, marking, storage, handling, and transportation of the unassembled or dismantled parts of the Slag Recycling and Reclamation Facility to the Project Site;

4.11.9	upon completion of the Workings and subject to clause 18.3, carry on and conduct all the relevant and required Decommissioning Works at its expense, clear away and remove from the Project Site all surplus materials, rubbish and temporary works of every kind including filling up of holes of any nature and leave the whole of the Project Site clean and in a workmanlike condition to the reasonable satisfaction of SAMANCOR; and

4.11.10	upon obtaining the relevant Works Funding, procure all the required resources, equipment, vehicles, authorities, licences and permissions for the carrying out of the Workings.

4.12	EESTECH warrants that it:

4.12.1	has the requisite expertise to design, manufacture, install, commission, operate and maintain the Slag Recycling and Reclamation Facility;

4.12.2	is not a party to any existing or previous agreement or arrangement which prevents it from entering into this Agreement or adversely affects its ability to perform its obligations under this Agreement;
4.12.3	will give SAMANCOR prior written notice, before performing any services for any person if such services could, in the reasonable opinion of SAMANCOR, lead to a conflict with its obligations under this Agreement;

4.12.4	will file such reports, notices, and other communication as may be required by any governmental agency regarding the Slag Recycling and Reclamation Facility, except in instances where it is clear that the specific report, notice or communication is to be submitted by SAMANCOR, in which case, EESTECH shall promptly inform SAMANCOR in writing of any request received by it for the filing of such report, notice and/or other communication. EESTECH shall at all times consult with SAMANCOR prior to filling such report, notice or communication;

4.12.5	has not and will not contravene any provision of its constitutional documents, or any order or other decision of any authority, court or arbitrator that is binding on it as at the Signature Date through its execution and performance of its obligations arising from this Agreement and that this Agreement is valid, binding and enforceable against it; and

4.12.6	has not committed any act that may be reasonably likely to lead to its insolvency, placement under judicial management or administration, or similar process, nor is there a concern that it might commit such an act of insolvency as of the Signature Date.

5	Representations, undertakings and warranties of SAMANCOR

5.1	SAMANCOR agrees, represents, undertakes and warrants that it:

5.1.1	Is the beneficial owner and holder of all rights and title to the Designated Slag Resource and such rights and title are valid and current as at the Signature Date in accordance with applicable Law;

5.1.2	Has not been given notice of any breach of any provisions of any applicable Law or the terms and conditions of any permit pertaining to the Designated Slag Resource;

5.1.3	Shall not under any circumstance attempt or commit any act or omission relating to the removal, disposal, sale, cession or assignment of or otherwise encumber the Designated Slag Resource or part thereof;

5.1.4	Shall not take any action that would unreasonably prejudice EESTECH's rights to the Designated Slag Resource and the processing of such resource at the Project Site through the Slag Recycling and Reclamation Facility for the duration of this Agreement, and it shall grant to EESTECH, and/or the Workings Operator (where applicable) access to the Project Site, and the Designated Resource in line with SAMANCOR's safety and security procedures;

5.1.5	Will permit EESTECH to locate and operate at the Project Site, the Slag Recycling and Reclamation Facility required to carry out the Workings, and grant it direct access to the Designated Slag Resource in accordance with SAMANCOR's safety and security procedures;

5.1.6	Will provide and allow EESTECH and the Workings Operator (where applicable) and their employees, agents and contractors, access to cross and recross land at the Project Site as reasonably required in order to carry out the Workings and in particular, to gain entry to and from that part of the land on which the Slag Recycling and Reclamation Facility and the Designated Slag Resource is located in line with the SAMANCOR's safety and security procedures;

5.1.7	Will provide EESTECH and the Workings Operator (where applicable) with the benefit of all permits and other authorisations obtained by SAMANCOR from the Signature Date and those which may be obtained by it at a later date, so far as it is reasonably able so to do so without cost to itself and in the event that there is a cost incurred in doing same, that EESTECH shall reimburse it for such costs if it wishes to have the benefit thereof;

5.1.8	Will provide reasonable assistance to EESTECH in applying for and obtaining the necessary permits, licences and approvals (and renewal of same) required by EESTECH to engineer, construct, operate and maintain the Slag Recycling and Reclamation Facility;

5.1.9	Will, pending the sale of the Reclaimed Sand by EESTECH, allow EESTECH to stockpile such unsold Reclaimed Sand at the stockpiling area, subject to the specification agreed to by the Parties and the maximum quantities as set out in Schedule 5 hereto;

5.1.10	Hold no claim or entitlement to any royalties or commissions relating to the sale of the Reclaimed Sands undertaken by EESTECH;

5.1.11	Is duly authorised, has the legal capacity, and is otherwise permitted to enter into agreements for the reclamation of the Designated Slag Resource as contemplated in this Agreement and in particular, enter into this Agreement and on the terms set out herein. Furthermore, that for the duration of this Agreement, no third party shall hold any rights, whether legal or equitable, in relation to the Designated Slag Resource and that no agreement, heads of agreement, memorandum of understanding, other interest, obligation, understanding or option exists, or will exist during the Term of this Agreement, that might conflict with the subject matter of this Agreement and in particular the rights granted to EESTECH in respect of the Designated Slag Resource and the carrying out of the Workings by it;

5.1.12	Has not and will not contravene any provision of its constitutional documents, or any order or other decision of any authority, court or arbitrator that is binding on it as at the Signature Date through its execution and performance of this Agreement and that this Agreement is valid, binding and enforceable against it;

5.1.13	Has not committed any act that may be reasonably likely to lead to its insolvency, placement under judicial management or administration, or similar process, nor is there a concern that it might commit such an act of insolvency; and

5.1.14	Will not, unless this Agreement has been lawfully terminated by it because of a breach of the terms hereof by EESTECH, engage in any efforts to, and will not, directly or indirectly,

through any officer, employee, director, representative, parent, shareholder, affiliate, broker, advisor or otherwise, solicit, initiate or encourage the submission of inquiries, proposals or offers from any person relating to the sale of, or granting of rights to the Designated Slag Resource.

6	Early Termination

6.1	In the event that SAMANCOR wishes to terminate this Agreement because of a sale of the Project Site, SAMANCOR shall be liable to first pay to EESTECH an amount representing all of EESTECH's outstanding costs in relation to the establishment, construction, deployment, commissioning and decommissioning of the Slag Recycling and Reclamation Facility, including, without limitation, any and all outstanding capital costs, interest costs, early termination finance penalties and shut down costs, and second: (i) if such termination is to occur in fewer than 5 (five) years after the expiration date of the Initial Period then SAMANCOR shall give a minimum of 2 (two) years' notice of its intention to terminate this Agreement; and (ii) if termination is to occur 5 (five) or more years after the expiration of the Initial Period then SAMANCOR shall give a minimum of 1 (one) year's notice of its intention to so terminate. During such notice period EESTECH shall be permitted to continue, in all ways unaffected by the sale of the Project Site and to continue the Workings of the Slag Recycling and Reclamation Facility as intended by this Agreement.

6.2	Should SAMANCOR enter into a sale agreement in respect of the Project Site and the purchaser wishes to continue with this Agreement, the Parties hereby agree that EESTECH shall be obliged to continue with this Agreement and deal with the purchaser on the same terms and conditions as set out hereunder, subject to any changes that EESTECH and the purchaser may wish to make to the Agreement.

7	Product Specification

7.1	The Reclaimed FeCr to be supplied by EESTECH to SAMANCOR in terms of this Agreement shall comply in all respects with the agreed specifications stated herein and particularly set out in Schedule 5.

7.2	EESTECH shall adopt a high degree of attention and supervision to all aspects of the provision of the Reclaimed FeCr and shall maintain an effective quality management system in order to ensure and demonstrate that the Reclaimed FeCr conforms to the agreed specifications. For the avoidance of doubt, EESTECH will not despatch Reclaimed FeCr that does not conform to the agreed specification and all costs in this regard shall be for the account of EESTECH.

7.3	The typical product size fractions and typical product chemical analysis shall be as set out in Schedule 5 with all the chemical analyses represented on a dry basis.

8	Determination of Product Mass

8.1	EESTECH and SAMANCOR agree that the allowable moisture content of the Reclaimed FeCr,

for invoicing purposes, shall not be greater than 1% (one percent).

8.2	EESTECH shall, at its cost and expense, measure and report the mass of each truckload on a legally certified weighbridge and SAMANCOR shall also measure each truckload at its own legally certified weighbridge.

8.3	The Parties shall use correctly certified and operational mass measuring devices to measure any mass in terms of this Agreement.

8.4	Should the Parties record a discrepancy between the weight recorded by the EESTECH weighbridge and the weight recorded by SAMANCOR's weighbridge of greater than 1% (one percent) in any given month ("Monthly Reconciliation"), the following alternatives shall apply:

8.4.1	If EESTECH accepts SAMANCOR's weighbridge measurements, then the relevant invoice shall be issued based on the accepted amount;

8.4.2	In the event that EESTECH within 10 (ten) Business Days of the relevant Monthly Reconciliation still disputes SAMANCOR's weighbridge measurements and if the mass recorded at the relevant weighbridges continues to differ by more than 1% (one percent), EESTECH may request the testing and/or calibration of SAMANCOR's and EESTECH's weighbridges by an independent and South African Bureau of Standards accredited third party; and

8.4.3	If, on re-testing and/or re-calibration, by the independent third party, one of the weighbridges is found to deviate by more than 1% (one percent) of the mass recorded, the Party responsible for such weighbridge shall be responsible for the costs of the re- testing and/or re-calibration at both weighbridges and the relevant invoice shall be issued based on the reclaimed ferrochrome tonnage recorded by the weighbridge that did not deviate by more than 1% (one percent) according to such re-testing and /or recalibration.

8.5	In relation to clause 8.4.1, adjustments to invoices shall be effected by EESTECH indicating the agreed and reconciled Reclaimed FeCr by way of a credit note or debit note (as the case shall require) to SAMANCOR. EESTECH or SAMANCOR (as the case shall require) shall effect payment in such a manner so as to appear in SAMANCOR's or EESTECH's nominated bank account (as the case shall require), no later than 7 (seven) calendar days following the presentation of the credit note or debit note, by said Party.

8.6	EESTECH shall ensure that loading of the Reclaimed FeCr on road trucks for transportation complies with all applicable Laws.

9	Delivery and Risk

9.1	Deliveries of the Reclaimed FeCr shall be made by EESTECH as and when a truckload of the Reclaimed FeCr is produced and a truckload of all Reclaimed FeCr that meets the agreed specifications set out herein is produced and available to be delivered with the quantities being delivered, dates of such deliveries and destination to be detailed in an accompanying delivery notice.

9.2	Risk in and to the Reclaimed FeCr shall remain with EESTECH until such time as the Reclaimed FeCr has been delivered to and at SAMANCOR's weighbridge.

9.3	SAMANCOR shall provide the necessary transport services for the delivery of the Reclaimed FeCr at EESTECH's cost.

10	Fees and Invoicing

10.1	EESTECH's fees ("Fees") in consideration for the due and proper fulfilment of all of EESTECH's obligations in terms of a Purchase Order and this Agreement shall be calculated on the basis of the amounts set out in Schedule 2 hereto.

10.2	All invoices and payments to EESTECH by SAMANCOR shall be subject to the subsequent adjustment and correction (as necessary), upon the Parties' receipt of further information concerning the samples, delivery charges, penalties, taxes and/or other costs, or as may otherwise be agreed upon by the Parties after detailed scrutiny and reasonable amendments to the invoice (if any) have been made.

10.3	In the event that, EESTECH has supplied SAMANCOR with Reclaimed FeCr which did not conform to the specifications, EESTECH shall within 1 (one) month of the Parties having concluded discussions in respect thereof, present SAMANCOR with a credit note for the amount paid by it for the delivered Reclaimed FeCr which did not conform to the agreed specifications.

10.4	Upon conclusion of the discussions referred to in clause 10.3 in respect of the non-conforming Reclaimed FeCr, EESTECH shall effect payment in such a manner so as to appear in SAMANCOR's nominated bank account by no later than 7 (seven) calendar days following the presentation of the credit note by EESTECH to SAMANCOR.

10.5	Payments to EESTECH by SAMANCOR, where payment is due to EESTECH pursuant to clause 10.2 shall be made to EESTECH's nominated offshore account in United States (US) currency in line with the provisions of clause 8.2 of the Master Terms and Conditions.

11	Unsold Reclaimed Sand

11.1	The Parties agree that any unsold Reclaimed Sand stockpiled by EESTECH at the Project Site shall be in such manner and form as agreed to by the Parties and as particularly set out in Schedule 5 so as to enable the Parties to be able to sell or utilise the Reclaimed Sand in a safe manner in the normal course of their businesses and in line with applicable Environmental Laws and utilising its current waste disposal facilities.

11.2	The Parties agree that failure by EESTECH to comply with the provisions of this clause 11 shall constitute a Material Breach of this Agreement and EESTECH shall indemnify SAMANCOR against any losses and/or expenses SAMANCOR may incur as a result of EESTECH's failure to comply with the provisions of this clause 11.

12	Mutual Cooperation and Good Faith

The Parties agree that although they are arm's length commercial Parties and owe no fiduciary duties to each other, they will as far as possible cooperate and act in good faith towards each other and will each use their best efforts, within the terms and constraints of this Agreement and their respective commercial interests, to ensure the most efficient and effective commercial operation of the Workings for their joint benefit hereunder.

13	Confidentiality and Non-Circumvention

13.1	Obligation to Keep Information Confidential

The Parties acknowledge that prior to the Signature Date, a non-disclosure agreement ("NDA Agreement"), attached hereto as Schedule 4 was concluded between Samancor and EESTECH Australia (Pty) Ltd (Registration Number ABN 50103 011696). For the avoidance of doubt, the Parties agree the NDA Agreement is binding on the Parties hereto, mutatis mutandis. Furthermore, the Parties agree to comply with all the terms of the NDA Agreement. Without derogating from any of the terms of the NDA Agreement, each Party agrees to:

13.1.1	keep this Agreement and all information regarding the Workings (as well as all information obtained in establishing, developing and carrying on the Workings) strictly confidential and shall not disclose any material element of this Agreement unless required by Law, regulation or policy of a relevant governing body;

13.1.2	not use the other Party's Confidential Information, other than solely for the purpose for which that Confidential Information was or is disclosed;

13.1.3	only disclose the other Party's Confidential Information to their officers and employees or professional advisers to the extent that they need to know for the purposes of effecting this Agreement;

13.1.4	ensure that its officers and employees keep all the other Party's Confidential Information confidential;

13.1.5	not copy or record in any other form any part of the other Party's Confidential Information except as is strictly necessary for the purposes of this Agreement; and

13.1.6	if requested by the other Party, as soon as possible after the Termination Date, return to the other Party or destroy all hard copy records and computer records of their Confidential Information (whether copies originally provided, or any copies or copies of copies thereof) and will provide the other Party with assurances which are reasonably requested that it has fully complied with the request set out in this clause 13.1.6.

13.2	Obligation Not To Circumvent

13.2.1	Each Party acknowledges that the other Party may introduce third parties and or mine site and process waste recycling and reclamation technology suppliers, service providers and project opportunities to it arising out of and in relation to the Confidential Information or the Workings, including and not limited to the provision of goods and services by one Party to the other.

13.2.2	The Parties agree that, for the term of this Agreement, neither Party including their Affiliates, will directly or indirectly interfere with, circumvent or attempt to circumvent, avoid, by-pass or obviate the other's interests, or the interest or relationship of the other Party in relation to the Workings unless a written agreement allowing same, is reached between the Parties.

14	Independent Contracting Parties

The nature of the legal relationship between the Parties created by this Agreement is that of independent contracting commercial parties. The Parties expressly acknowledge and agree, that nothing in this Agreement shall be construed as creating a relationship of agency or a joint venture or partnership between the Parties and neither of them shall be entitled to bind the other to any obligation.

15	Breach

15.1	If a Party ("Defaulting Party") commits any breach of this Agreement and fails to remedy such breach within 15 (fifteen) Business Days ("Notice Period") of written notice requiring the breach to be remedied, then the Party giving notice ("Aggrieved Party") will be entitled, at its option, to:

15.1.1	Claim immediate specific performance of the Defaulting Party's obligations that are capable of specific performance and due for performance under this Agreement, with or without claiming damages,; or

15.1.2	Cancel this Agreement, with or without claiming damages, in which case, written notice of the cancellation shall be given to the Defaulting Party, and the cancellation shall take effect on the giving of the notice. No Party shall be entitled to cancel this Agreement unless the breach is a Material Breach.

15.2	A breach will be deemed to be a Material Breach if it is of such nature, extent and duration, in Law that would give the Aggrieved Party the right to cancel the Agreement, and if it is:

15.2.1	Capable of being remedied, but is not remedied within the Notice Period; or

15.2.2	Incapable of being remedied and payment in money will compensate for such breach but such payment is not made within the Notice Period.

15.3	An Aggrieved Party's remedies in terms of this clause 15 are without prejudice to any other remedies to which the Aggrieved Party may be entitled in Law.

15.4	Each Party hereby unconditionally and irrevocably indemnifies and holds harmless the other Party against all direct claims, costs, expenses, losses, prejudices, liabilities and/or damages, including without limitation all legal costs (on an attorney own client basis) which may be brought against, suffered by or incurred by the other Party as a result of any act or omission by the first mentioned Party in relation to or arising out of a breach of this Agreement.

15.5	The Parties acknowledge and agree that damages alone would not be an adequate remedy for a breach of any of the provisions of this Agreement. Accordingly, without prejudice to any other rights and remedies it may have, the Aggrieved Party shall be entitled to the granting of equitable relief (including without limitation injunctive relief) concerning any threatened or actual breach of any of the provisions of this Agreement and in particular, but not limited to, breaches in relation to Confidential Information and intellectual property.

16	Non-Economic Circumstance and Disruption to Workings

16.1	In the event that the Workings, on reasonable grounds. become commercially unviable or non-economic and in particular because of the wholesale price structure detailed in Schedule 2 of this Agreement, which shall be deemed to be the case if the Spot Selling Price falls below US$0.50 per pound , but such state of affairs is, on reasonable grounds, not regarded as likely to be permanent, then the Parties shall make all reasonable efforts to negotiate in good faith, a temporary variation to the wholesale price structure (and such other terms of this Agreement as may be required) which will enable the Parties to continue to operate the Slag Recycling and Reclamation Facility and purchase the processed resource until such aforesaid state of affairs no longer subsists and the terms of this Agreement that were temporarily varied shall apply once again.

16.2	In the event that the Parties are unable to agree upon changes to the terms of this Agreement in the event of the state of affairs referred to in clause 16.1 above, then the Workings shall be suspended until such state of affairs no longer subsists, and such suspension of the Workings shall not be deemed a breach of this Agreement, material or otherwise.

16.3	Should the suspension of the Workings set out in 16.2 continue for a period of at least 6 (six) months, then either Party shall have the right to terminate this Agreement forthwith.

16.4	EESTECH shall at all times during any such suspension, be responsible for the Slag Recycling and Reclamation Facility and shall ensure that the Slag Recycling and Reclamation Facility is secured at all times in line with SAMANCOR's safety and security procedures. EESTECH shall indemnify SAMANCOR for any loss and/or damages it may incur as a direct consequence of EESTECH failing to ensure that the Slag Recycling and Reclamation Facility is secured as required in this clause during any such suspension.

17	Term and Termination

17.1	This Agreement shall be effective from the Signature Date and shall, subject to the terms and conditions contained herein, continue for the Initial Period and at the expiry of the Initial Period continue for a further period of 10 (ten) years OR until EESTECH has completed the processing of all of the Designated Slag Resource through the Slag Recycling and Reclamation Facility and sold all the Reclaimed FeCr, Reclaimed Sand and Reclaimed FeCr Fines arising therefrom whichever occurs first and then conduct all the required Decommissioning Work and Rehabilitation processes required of it under clause 18.3.

17.2	This Agreement shall continue for the full duration of the term as set out in clause 17.1, unless terminated at an earlier time in the event of:

17.2.1	Either Party at any time, determining on reasonable grounds that the Workings is not commercially viable, or that it is impossible or impractical to carry on the Workings with no realistic prospect of that situation changing, subject to the provisions of clause 16; or

17.2.2	Any Law coming into operation subsequent to the Signature Date, which Law in the reasonable opinion of the Parties substantially affects an integral aspect or matter or issue contained in this Agreement, such that a benefit to be received by a Party under this Agreement will be substantially reduced, or the obligation of a Party hereunder will be substantially increased, or a benefit or obligation under this Agreement will be substantially different than was contracted for, then the Parties shall enter into negotiations in good faith regarding a variation of this Agreement in order to ensure that neither this Agreement nor its implementation constitutes a contravention of such Law and that the relevant benefit to be received, or the obligation to be performed, shall be given effect to the extent that it is reasonably possible and practical to do so in conformity with the relevant Law and otherwise compensated for as far as possible to reflect the relevant intended benefit or obligation as contemplated hereunder.

17.2.3	If either Party is prevented from performing any of its obligations under this Agreement as a result of any existing or new Law or as a result of any event beyond its reasonable control whether or not foreseeable, including general power failures, breakdown of telecommunication networks or computers, political intervention, imposition of sanctions, riot or insurrection, then, subject to the Parties reaching an agreement for variation of this Agreement as set out in clause 17.2.2, it shall not be liable for any failure to perform its obligations under this Agreement while such event persists and the other Party shall have the right (unless such event has persisted, or is reasonably likely to persist for a period of time not exceeding 6 (six) months} to terminate this Agreement at any time after the intervention of or becoming aware of such event;

17.2.4	The Parties mutually agreeing to terminate this Agreement;

17.2.5	The development of a Slag Recycling and Reclamation Facility having not commenced on or before the expiry of the Initial Period, provided that SAMANCOR may at its sole discretion allow EESTECH such further period of time as it sees fit in which to commence the development of the Slag Recycling and Reclamation Facility;

17.2.6	A Party being in Material Breach of this Agreement, and/or having failed to remedy that breach as required under clause 15, and the other Party having exercised its right to terminate this Agreement on that basis;

17.2.7	A Party which otherwise has the power to terminate this Agreement under applicable Law, giving written notice to the other Party that this Agreement is terminated; or

17.2.8	A Party becoming insolvent, being wound up, or entering into a composition for the benefit of creditors, being in administration or some other form of statutory management or protection and the other Party deciding to terminate the Agreement in consequence of the same.

17.3	The Term of this Agreement can be extended for a further period of five (5) years (New Term)

after the expiration of the Term, on the terms set out here below:

17.3.1	If EESTECH wishes to extend the Term, then it shall notify SAMANCOR of its desire so to do, no later than two years prior to the end of the Term by written notice thereof to SAMANCOR (Notice to Extend Term); and

17.3.2	SAMANCOR shall have 3 (three) months from the date of receipt of the Notice to Extend Term, to communicate to EESTECH its decision to extend the Term or otherwise. In the event that SAMANCOR agrees to the extension of the Term, then this Agreement shall remain in full force and effect for the New Term, on its existing terms and conditions, subject to any changes that the Parties may wish to make to the Agreement, which the Parties shall use their best efforts to agree upon within one month of SAMANCOR's communication to EESTECH of its decision to extend the Term or otherwise.

18.	Consequences of Termination

In the event of the termination of this Agreement:

18.1	Nothing herein shall be construed to release either Party from any obligation incurred prior to the Termination Date which is intended to survive termination of this Agreement;

18.2	Termination of this Agreement shall not be deemed to be a waiver of any claims which either Party may have against the other in respect of any breach or failure to comply with any term of this Agreement prior to the Termination Date;

18.3	EESTECH shall carry out or procure the carrying out of all the Decommissioning Works within 6 (six) months of the Termination Date, failing which SAMANCOR shall conduct the Decommissioning Works at EESTECH's cost and EESTECH indemnifies SAMANCOR against any costs and/or expenses so incurred;

18.4	EESTECH shall be responsible for the Rehabilitation of the Project Site and ensuring that all the Reclaimed Sand is removed from the Project Site prior to commencing the removal of Stage 2 Process Equipment (smelting, refining and casting systems).

18.5	In the event of termination due to breach, the non-Defaulting Party may claim from the Defaulting Party, all direct costs, expenses, losses and damages, suffered or incurred by the non-Defaulting Party, as a result of the termination;

18.6	The Parties shall continue to perform their obligations under this Agreement until the Termination Date;

18.7	EESTECH shall be responsible for the costs of restoring the Project Site (where applicable) to a state no worse than when it first began occupying the Project Site in line with the provisions of relevant Environmental Laws;

18.8	All rights, fees and other entitlements to which the Parties became entitled on or before the Termination Date which have not been received shall be provided and settled forthwith; and

18.9	The provisions of this clause 18 shall survive the termination of this Agreement.

19.	Environmental Liability

19.1	EESTECH shall comply with all Environmental Laws in its conduct of the Workings at the Project Site.

19.2	The Parties shall jointly undertake a Project Site contamination analysis prior to the deployment of the Workings to provide a comparative measure for when the Workings are removed upon termination of this Agreement.

19.3	SAMANCOR shall not be responsible for claims directly related to hazardous materials at the Project Site arising out of the negligent, and/or intentional acts or omissions of EESTECH. This provision of the Agreement shall not be construed to require EESTECH to take corrective action with respect to any hazardous materials located at the Project Site on or before the commencement of the Initial Period.

19.4	If action is required at the Project Site to comply with any applicable Environmental Laws during the Term of this Agreement, SAMANCOR shall be responsible for the costs of compliance, only to the extent that such non-compliance is not as a result of EESTECH's negligence, and /or intentional acts.

20.	Governmental and/or Regulatory Authorities Penalties and Fines

20.1	If during the Term of this Agreement any governmental or regulatory authority or agency assesses and imposes any fines or penalties against SAMANCOR arising from EESTECH's failure to operate and maintain the Slag Recycling and Reclamation Facility in accordance with any applicable Laws such fines and/or penalties shall be the sole responsibility and for the account of EESTECH.

20.2	In the event that EESTECH does not comply with any applicable Laws and a fee or fine is levied on SAMANCOR by any governmental authority, then SAMANCOR will, on notice to EESTECH, pay the relevant fee or fine and conduct any required accompanying remedial action and deduct the fee or fine amount and all costs of the remedial action from EESTECH's invoice of the same month. In the event that the fee or fine is more than an EESTECH invoice of that month, then the remainder of the amount shall be deducted from the next EESTECH invoice (s) of the following month(s) until such time as the fine or penalty amount has been fully reimbursed. Should SAMANCOR not be able to deduct such amounts from the EESTECH invoice(s) or should there be no invoices to deduct from, SAMANCOR shall demand and EESTECH shall pay on first demand the monies so paid by SAMANCOR to the relevant governmental authority.

20.3	EESTECH shall indemnify SAMANCOR against all fines or penalties that may be levied against SAMANCOR in terms of this clause. This indemnity clause shall survive the termination of this Agreement.

21.	Limitation of Liability

21.1	Nothing in this Agreement shall limit or exclude the liability of EESTECH for:

21.1.1	death or personal injury resulting from negligence; or

21.1.2	fraud or fraudulent misrepresentation.

21.2	SAMANCOR shall not under any circumstances whatsoever be liable to EESTECH, whether in contract, delict, (including negligence) or restitution, or for breach of statutory duty or misrepresentation, or otherwise, for any:
21.2.1	loss of profit; or

21.2.2	loss of goodwill; or

21.2.3	loss of business; or

21.2.4	loss of business opportunity; or

21.2.5	loss of anticipated saving; or

21.2.6	special, indirect or consequential damages suffered by EESTECH.

22.	Business Conduct

The Parties shall at all times comply with all business conduct and legislation and undertake herein not to condone corruption or anti-competitive practices within the market place and acknowledge their commitment to the promotion of and adherence to ethical and professional standards, which includes a zero-tolerance policy towards bribery and facilitation payments of any form.

23.	Governing Law and Dispute Resolution

23.1	This Agreement shall be governed by and construed in accordance with the Laws of South Africa.

23.2	In the event of there being any dispute or difference between the Parties arising out of this Agreement, upon the written request of either Party, the dispute shall immediately be referred to senior management of each Party. Such persons shall meet within 5 (five) Business days and attempt to negotiate a resolution of the dispute. If the Parties are unable to resolve the dispute for any reason within 30 (thirty) Business Days after a Party's written request for a meeting was made, then either Party may request the other Party to submit the dispute to binding arbitration in accordance with the procedures set forth in clause 23.3.

23.3	Subject to clause 23.2, all disputes shall be finally resolved by and in accordance with the rules (the "Rules") of the Arbitration Foundation of South Africa ("AFSA") then in effect.

23.4	Subject to clause 23.2, a Party may initiate arbitration proceedings by issuing a notice to the other Party (a "Notice of Arbitration") pursuant to the Rules.

23.5	The Parties hereby consent to the arbitration being dealt with on an urgent basis in terms of the Rules should either Party by written notice to the other, require the arbitration to be held on an urgent basis. If such notice is issued, the Parties agree to apply jointly to AFSA's secretariat as required in terms of the Rules to facilitate such urgent arbitration.

23.6	The arbitration will take place before a single arbitrator appointed under clause 23.7.

23.7	The Parties must appoint an arbitrator within 15 (fifteen) Business days of the receipt of the Notice of Arbitration. If the Parties fail to appoint an arbitrator within 15 (fifteen) Business days, AFSA may appoint the arbitrator on application by either Party.

23.8	The Parties agree that any arbitration award shall be final and binding upon the Parties and (to the fullest extent permitted by applicable Law) the Parties waive their right to any form of appeal or other similar recourse to a court of Law.

23.9	The language of the arbitration proceedings shall be English.

23.10	Nothing herein contained shall be deemed to prevent or prohibit a Party to the arbitration from applying to the appropriate court for urgent relief or for judgment in relation to a liquidated claim.

23.11	This clause will continue to be binding on the Parties notwithstanding any termination of this Agreement.

24	Rehabilitation Liability

24.1	In order to better secure to SAMANCOR the performance by EESTECH of its obligations in respect of the removal of all Reclaimed Sand from the Project Site after the termination of this Agreement, upon the commencement of processing of the Designated Slag Resource, EESTECH shall in respect of each ton of Reclaimed Sand stockpiled by EESTECH, pay the sum of $US1 (one US Dollar) per ton from the sale of FeCr into the Rehabilitation Trust Account, such funds to be held on trust for SAMANCOR for the aforesaid purpose, provided that the amount of funds in the said account will not exceed a maximum amount equating to the amount of funds required to be paid into the account in the event that one million tons of Reclaimed Sand is stockpiled.

24.2	In the event that EESTECH has neither removed all the Reclaimed Sand during the Decommissioning Work, nor entered into an off-take agreement for the removal of the remaining Reclaimed Sand (which agreement shall be acceptable to SAMANCOR in its reasonable judgment), then SAMANCOR may make a claim against the Rehabilitation Trust Account for an amount calculated by multiplying the number of tons of Reclaimed Sand that remain by $US1.

24.3	The balance of funds remaining in the Rehabilitation Trust Account (if any) after the payment of any claim which SAMANCOR is entitled to make (if any) shall become funds which are the sole legal and beneficial property of EESTECH.

25	Costs

Each Party shall bear all expenses incurred by it in connection with the negotiation, entering into and completion of this Agreement, including, without limitation, the charges of its legal counsel, accountants and financial advisors.

26	Parties' Representatives

The Parties' respective representative(s) duly authorised to issue and accept instructions with regard to obligations arising in terms of this Agreement shall be –

* * *

[Certain information indicated with [* * *] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.]

27	Domicilium and Notices

27.1	Any notice or communication given to a Party under this Agreement is only given to the other Party if it is in writing and sent in one of the following ways:

27.1.1	Delivered or posted to the relevant SAMANCOR or EESTECH address as set herein; or

27.1.2	Emailed to the relevant SAMANCOR or EESTECH email addresses set herein.

27.2	Where a Party is required to give written notice under this Agreement, notice shall be deemed as having been given (and received by the other Party) as follows:

27.2.1	Any notice delivered personally is deemed to have been delivered on the date of its delivery;

27.2.2	Any notice sent by airmail post is deemed (in the absence of evidence of earlier receipt), to have been delivered seven calendar days after dispatch and in proving the fact of dispatch it is sufficient to show that the envelope containing the notice was properly addressed, stamped and conveyed to the postal authorities or courier service for transmission by airmail or special courier;

27.2.3	Any notice sent by special courier is deemed to have been delivered on the date recorded by the courier company as the delivery date; and

27.2.4	Any notice sent by facsimile is deemed to have been delivered on the date of transmission, provided that it was correctly addressed and no error message was received by the information systems used by the Party sending the notice and the recipient acknowledges complete receipt of such email.

27.3	A Party may by two Business Days' notice to the other Party change its postal address, or email for receipt of notices.

27.4	SAMANCOR chooses as its domicillium citandi et executandi for all purposes arising out of or in connection with this Agreement at which address all processes and notices arising out of or in connection with this Agreement, its breach or termination may validly be served upon or delivered:

1st Floor, Block B

Cullinan Place
Cullinan Close
Morningside
SANDTON
2196

Marked for the attention of: SAMANCOR Group Legal Manager and Company Secretary.

27.5	EESTECH chooses as its domicillium citandi et executandi for all purposes arising out of or in connection with this Agreement at which address all processes and notices arising out of or in connection with this Agreement, its breach or termination may validly be served upon or delivered.

EESTech Inc Ltd
Level 4, BDO Centre,
4 Graham Street,

Auckland 1010,
New Zealand.

Email: mbailey@eestechinc.com

Marked for the attention of: EESTECH Company Secretary

28	Assignment

Neither SAMANCOR nor EESTECH may transfer or assign this Agreement or its rights or obligations hereunder without the prior written consent of the other Party.

29	Entire Agreement

This Agreement constitutes the entire agreement between the Parties as to its subject matter and supersedes all previous correspondence, negotiations, representations and warranties (whether oral or written), agreements and understandings between the Parties, except as expressly agreed to the contrary herein.

30	Miscellaneous

30.1	Partial or delayed exercising of rights

If a Party does not exercise a right or remedy fully or within a certain period of time, the Party may still exercise it later, nor shall it restrict or prevent the Party exercising any other right or remedy.

30.2	Further exercising of rights

No partial, delayed or single exercise of any right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

30.3	Remedies cumulative

The rights and remedies provided in this Agreement are cumulative, and all rights and remedies are in addition to other rights and remedies set forth in this Agreement or given by Law or at equity independently of this Agreement.

30.4	Waiver of breach and variation

30.4.1	If a Party waives a breach of a provision of this Agreement, the Party does not thereby waive or vary all or part of that provision, or of any other provision, or of the right of that Party to avail itself of any of its rights or remedies subsequently.

30.4.2	A provision of this Agreement or a right or obligation created under it may not be waived or varied except in writing signed by the Party to be bound and is effective only to the extent expressly stated.

30.5	Approvals and consents

By giving its approval or consent, a Party does not make or give any warranty or representation as to any circumstance relating to the subject matter of the consent or approval.

30.6	Conflict of interest

The Parties' rights and remedies under this Agreement may be exercised even if this involves a conflict of duty or a Party has a personal interest in their exercise.

30.7	Construction

No rule of construction applies to the disadvantage of a Party because that Party was responsible for the preparation of, or seeks to rely on, this Agreement or any part of it.

30.8	Non-Merger

Except as otherwise expressly provided herein, all provisions of this Agreement (including all representations and warranties), shall forever survive the execution of this Agreement and to the extent that they have not been fulfilled and satisfied or are capable of having effect, remain in full force and effect.

30.9	Force Majeure

Neither Party shall have any liability or be deemed to be in breach of this Agreement for any delay or failure in performance of this Agreement that results from circumstances beyond the reasonable control of that Party, including but not limited to, any labour disputes involving that Party, customs and permitting delays. The Party affected by such circumstances shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and when they cease to do so. The occurrence of any such circumstances shall not affect the running of the Term of this Agreement.

30.10	Supervening legislation

Any present or future legislation which operates to vary the obligations of a Party in connection with this Agreement with the result that another Party's rights, powers or remedies are adversely affected (including, by way of delay or postponement) is excluded except to the extent that its exclusion is prohibited or rendered ineffective by Law.

30.11	Counterparts

This Agreement may be executed in any number of counterparts any one of which may be signed by either Party. Either Party may enter into this Agreement by executing a counterpart and if the Parties shall have only signed different counterparts, then the signed counterparts shall together constitute the agreement between the Parties, provided however that this Agreement shall not take effect until a counterpart has been executed by both Parties.

30.12	Illegality, Invalidity and Severability

If the whole or any part of a provision of this Agreement is held to be invalid, unenforceable or illegal by any court of competent jurisdiction:

30.12.1	it must be read down to such extent as may be necessary to ensure that it is not invalid, unenforceable or illegal and as may be reasonable in all the circumstances so as to give it a valid operation; and

30.12.2	if the provision or part thereof cannot be so read down, it must be severed without affecting the validity and enforceability of the remaining provisions of this Agreement.

30.13	Inurement

This Agreement shall remain of full force and effect endure to the benefit of and be binding upon the Parties hereto and their successors and permitted assigns, including in the event either Party undergoes a change of control, according to how "change of control" is understood under South African company Law.

30.14	No representations or warranties

Each Party acknowledges that in entering into this Agreement it has not relied on any representations or warranties about its subject matter except as expressly provided by the written terms of this Agreement.

30.15	Compliance with all applicable Laws

The Parties agree that they will comply with all applicable Laws.

31	Signature Page

This Ferrochrome Recovery from Slag Agreement is hereby entered into by the Parties upon their signing below.

Executed by

15-02-19

Authorised representative for SAMANCOR:

Signature of witness

Name of witness (please print)                                    By executing this Agreement, the signatory warrants that the signatory is duly authorised to execute this Agreement on behalf of Samancor Chrome Limited.

Date:

Executed by Mr. Murray Bailey

) M.J. Bailey

    )

Authorised representative for EESTECH:

Donald Bartlem_______________________

Signature of witness

Donald Graham Bartlem_________________

Name of witness (please print)                                 By executing this Agreement, the signatory warrants that the signatory is duly authorised to execute this Agreement on behalf of EESTECH Inc. Limited.

Date: 21st February 2019

ANNEXURE1

INFORMATION RELATING TO PROPERTY AND PREMISES

[Annex omitted in accordance with Item 601(a)(5) of Regulation S-K as it does not contain information material to an investment or voting decision]

ANNEXURE 2

SKETCH PLAN INDICATING RELEVANT DETAILS OF EQUIPMENT TO BE INSTALLED ON THE PREMISES, THE POSITION OF SUCH EQUIPMENT ON THE PREMISES AND THE LOCATION OF THE PREMISES ON THE PROPERTY

[Annex omitted in accordance with Item 601(a)(5) of Regulation S-K as it does not contain information material to an investment or voting decision]

SCHEDULE 1

Designated Slag Resource Stockpiles and Volumes

FeCr Slag Stockpile	Name / Location	FeCr Slag Dump Reserve Estimates as of Year End 2015 (metric tons)	New Annual FeCr Slag Production 2016 Estimates (metric tons)	Designated Slag Resource
Project Site	Ferrometals (FMT) Witbank/ Emalahleni	12,254,000	525,000	Minimum of 10,000,000 (ten million) metric tons incorporating FeCr Slag Dump Reserves plus Slimes Dam Tailings as required, arising from the Primary Recovery Processing activities

SCHEDULE 2

Pricing of Reclaimed FeCr sold to SAMANCOR

Schedule 2A Reclaimed Ferrochrome (FeCr) Wholesale Price Structure

Whereas SAMANCOR has disclosed in good faith;

1.	China is the primary market of SAMANCOR's ferrochrome exports.

Whereupon EESTECH has established a Wholesale Price table (Table 1) which the Parties have agreed;

2.	The Wholesale Price set by EESTECH for the safe of Reclaimed FeCr to SAMANCOR is based on US Dollar per pound Cr excluding tax supplied at the gate of EESTECH's Slag Recycling and Reclamation Facility.

* * *

3.	Pricing calculations are to be rounded up to 3 (three) decimal points.
4.	SAMANCOR will provide EESTECH notification of any price change to the Spot Selling Price within 7 (seven) calendar days of such price change.
5.	The Wholesale Price table will be reviewed annually.
6.	Such adjustments to the Wholesale Price table require the written acceptance by the Parties before enactment.
7.	* * *

[Certain information indicated with [* * *] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential].

Schedule 2B Price Structure for Reclaimed FeCr Below Agreed Specification

1. Reclaimed FeCr that does not meet the specification of ≥50% Cr content and is between 46% and <50%Cr content with ≤6% slag content will be sold to Samancor at a 15% (fifteen percent) discount to the Wholesale Price structure in Schedule 2A (Table 1).

SCHEDULE 3-LEASE AGREEMENT

[Schedule omitted in accordance with Item 601(a)(5) of Regulation S-K as it does not contain information material to an investment or voting decision]

SCHEDULE 4 - NDA AGREEMENT

[Schedule omitted in accordance with Item 601(a)(5) of Regulation S-K as it does not contain information material to an investment or voting decision]

SCHEDULE 5

PRODUCT SPECIFICATION DETAILS

1.	Specification of Reclaimed Ferrochrome Produced by EESTECH for Sale to SAMANCOR.

* * *

2.	Specification for Stockpiling of Reclaimed Sand post FeCr Removal

Stockpile Limit: Stockpiling and storing of Reclaimed Sand shall be as set out in the relevant applicable Environmental Laws, including but not limited to the National Environmental Management Waste Act (NEMWA) Act 59 of 2008 and its regulation. In the event of there being no legislative provisions relating to limits on stockpiling the Reclaimed Sand, the Parties agree that EESTECH shall not at any given point stockpile more than 1,000,000 (one million) tons of Reclaimed Sand on the Project Site. Storm water management of the stockpile facility shall be set out as per the National Water Act 36 of 1998 (NWA). A breach of the provisions of this clause shall constitute a Material Breach of this Agreement. Written application for this cap to be increased can be made to SAMANCOR upon EESTECH submitting an offtake agreement for the amount by which the cap is to be increased and SAMANCOR shall, at its discretion decide to grant the requested increase in the cap. Any such increase in the stockpiling cap shall not be in contravention of any relevant applicable Laws.

Compliance:	The Reclaimed Sand shall comply as a Type 4 Inert Waste. This classification is based on current governing legislation as per the National Environmental Management Waste Act (NEMWA) (Act 59 of 2008).

[Certain information indicated with [* * *] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.]

The Reclaimed Sand will be treated to adhere to industry dust suppression protocols for the transportation and stockpiling of such material and meet SAMANCOR standards for approved use of the SAMANCOR Ferrometal's waste dumps. Dust monitoring from the facility shall be in place to ensure compliance to the National Dust Control Regulations, 2013; and as amended.

Declaration:

EESTECH's Slag Recycling and Reclamation Process does not use any hazardous chemicals in its Recycling and Reclamation Process. The Reclaimed Sand will comprise the original material less the extraction of up to * * * of the compounds that constitute the reclaimed Cr units.

The Reclaimed Sand will comply with the specifications of the materials that Samancor currently disposes of on-site under existing permits.

Form Factor: The Reclaimed Sand particle sizing to -500 microns with a moisture content of+/- 20% with an indicative only particle size distribution of:

* * *

Commercial Suitability:

Long Term Stockpiling:

Curing Features:

The Reclaimed Sand is treated, cleaned and conditioned for use as a raw material for the downstream commercial use in geopolymer, Shot-Crete, refractory sand, cement, mortar, plastering, concrete and brick making.

The Reclaimed Sand is required to be transported with an MSDS at EESTECH's cost to the site of stockpiling within 48 (forty eight) hours of being made available.

It is recommended that the residual waste be layered and leveled at an approximate depth of 400mm, then compacted to facilitate curing.

* * *

Once cured the material is specified to be readily reworked.

Post curing into a semi-solid, a chemical reduction will occur when the compacted material is saturated with rainfall. The compacted

[Certain information indicated with [* * *] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.]

material will undergo redox reduction, reducing any remaining chrome units into Cr2+ reducing the potential formation of Cr VI.

[Certain information indicated with [* * *] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.]

SCHEDULE 6-MASTER TERMS AND CONDITIONS

[Schedule omitted in accordance with Item 601(a)(5) of Regulation S-K as it does not contain information material to an investment or voting decision]